Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE
Sept 16, 2011
Bloomberg and BNA Announce Early Termination of Waiting Period
Under Hart-Scott-Rodino Antitrust Improvements Act
Satisfies Key Condition Necessary for Acquisition to Move Forward
NEW YORK, NY; ARLINGTON, VA (September 16, 2011) —Bloomberg Inc. (“Bloomberg”) and The Bureau of National Affairs, Inc. (“BNA”) today announced that Bloomberg received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) on September 15, 2011, in connection with the previously-announced cash tender offer made by Brass Acquisition Corp., a wholly-owned subsidiary of Bloomberg, to purchase all of the outstanding shares of common stock of BNA at a price of $39.50 per share, without interest and subject to any required withholding of taxes.
Early termination of the waiting period under the HSR Act satisfies one of the conditions necessary for consummation of the tender offer. The tender offer continues to be subject to the satisfaction of other customary conditions, including the tender of a majority of the outstanding shares of BNA’s Class A common stock.
Together, Bloomberg and BNA will form a unique combination of premium content, deep subject matter expertise, proprietary data and world class technological capabilities to provide distinctive products and solutions for professionals and decision makers in law, government, business and finance.
As previously announced, the tender offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, September 28, 2011. The tender offer may be extended pursuant to the procedures described in the Offer to Purchase with respect to the tender offer.
IMPORTANT NOTICE: This press release is neither an offer to purchase or a solicitation of an offer to sell shares of the common stock of BNA. The tender offer is being made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, which has been filed with the United States Securities and Exchange Commission (the “SEC”). INVESTORS AND BNA STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT, AS WELL AS ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement has been filed with the SEC by Brass Acquisition Corp. and Bloomberg, and the solicitation/recommendation statement has been filed with the SEC by BNA. Investors and BNA stockholders may obtain a free copy of the tender offer statement, the solicitation/recommendation statement and other documents filed with the SEC at the SEC’s website at www.sec.gov. These materials have been or will be sent free of charge to all stockholders of BNA. The tender offer statement and other documents filed by Brass Acquisition Corp. or Bloomberg may also be obtained free of charge by directing a request by mail to MacKenzie Partners, Inc. at 105 Madison Avenue, New York,

New York 10016, by calling toll-free at +1 800-322-2885 or by email to tenderoffer@mackenziepartners.com. The documents filed by BNA may also be obtained free of charge by directing a request by mail to the Corporate Secretary, The Bureau of National Affairs, Inc., at 1801 South Bell Street, Arlington, Virginia 22202, Tel: 703-341-3000.
More information about the transaction is available on Bloomberg website at:
www.bloomberg.com/about/pressroom/
About Bloomberg
Bloomberg, a leader in global business and financial information and news, gives influential decision makers a critical edge by connecting them to a dynamic network of information, people and ideas. The company’s strength — delivering data, news and analytics through innovative technology, quickly and accurately — is at the core of the Bloomberg Professional service, which provides real time financial information to more than 300,000 subscribers globally. Bloomberg’s enterprise solutions build on the company’s core strength, using technology to allow customers to access, integrate, distribute and manage data and information across organizations more efficiently and effectively. Through Bloomberg Law, Bloomberg Government and Bloomberg New Energy Finance, the company provides data, news and analytics to decision makers in industries beyond finance. And Bloomberg News, delivered through the Bloomberg Professional service, television, radio, mobile, the Internet and two magazines, Bloomberg Businessweek and Bloomberg Markets, covers the world with more than 2,300 news and multimedia professionals at 146 bureaus in 72 countries. Headquartered in New York, Bloomberg employs more than 13,000 people in 185 locations around the world.
About Bloomberg Law
Bloomberg Law is the first real-time legal research system that integrates innovative search technology, comprehensive legal content, company and client information, and proprietary news all in one place. This collaborative workspace also includes a suite of new tools for more effective legal analysis and more productive client development. For more information, visit BloombergLaw.com.
About Bloomberg Government
Bloomberg Government is the single source for professionals who need to understand the business impacts of government actions so they can work quickly, decisively and effectively. This comprehensive, subscription-based, online tool collects best-in-class data, provides high-end analysis and analytic tools, and delivers deep, reliable, timely and unbiased reporting from a team of more than 2,300 journalists and multimedia specialists worldwide. For more information, visit BGov.com.
About BNA
BNA is the largest independent publisher of news, analysis, and reference products for professionals. Delivering specialized information to business, legal, and government professionals at every level of expertise, BNA produces more than 300 news and information services, including the highly respected Daily Labor Report, U.S. Law Week, and Daily Report for Executives. For more information, visit bna.com.
Forward Looking Statements
This announcement contains forward-looking statements relating to the potential acquisition of BNA by Bloomberg. These forward-looking statements are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the acquisition could vary materially as a result of a number of factors, including: uncertainties as to how many of BNA’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that BNA files from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011 and quarterly and current reports on Form 10-Q and 8-K. These forward-looking statements reflect BNA’s expectations as of the date of this announcement. BNA undertakes no obligation to update the information provided herein.
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Media Contact:
Ty Trippet
Bloomberg L.P.
+ 1.212.617.2443